UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 16, 2010

VCG HOLDING CORP.
__________________________________________
(Exact name of registrant as specified in its charter)

Colorado	001-32208	841157022
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

390 UNION BLVD, SUITE 540, LAKEWOOD, Colorado		80228
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	303-934-2424

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On July 16, 2010, VCG Holding Corp., a Colorado corporation (the “Company”) and its wholly-owned subsidiary, Golden Productions JGC Fort Worth, LLC, a Texas limited liability company (the “Subsidiary”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with RCI Entertainment (Fort Worth), Inc., a Texas corporation (the “Purchaser”). Pursuant to the Purchase Agreement, (a) the Company sold to the Purchaser, the building, which houses the adult entertainment cabaret known as Jaguar’s Gold Club Fort Worth located in Fort Worth, Texas (the “Club”), and (b) the Subsidiary sold to the Purchaser all assets associated with the Club, excluding cash. The purchase price paid at closing consisted of $1,000,000 in cash and the transfer from the Purchaser to the Company of 467,497 shares of the Company’s common stock, par value $0.0001 (“Common Stock”). The Purchase Agreement contained ordinary and customary provisions for agreements of this nature, such as representations, warranties, covenants, and indemnification obligations. In accordance with the Purchase Agreement, all applicable licenses and permits required to operate the Club were transferred to the Purchaser at closing.

The sale of the Club to the Purchaser did not include the real property upon which the Club is located. In connection with the sale of the Club, and as a condition to closing, the Company entered into a Lease Termination Agreement with its landlord, Brian S. Foster (“Foster”), an individual and owner of the real property. In addition and in connection with the Purchase Agreement, Foster and the Purchaser executed a new ground lease agreement. Therefore, as a result of this transaction, neither the Company nor the Subsidiary will operate an adult entertainment club in Fort Worth, Texas.

The Company has attached hereto as Exhibit 10.1 a copy of the Purchase Agreement. The foregoing summary of the Purchase Agreement is qualified in its entirety by the contents of the Purchase Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01. Other Events.

On July 19, 2010, the Company issued a press release announcing the Purchase Agreement. A copy of this press release is attached as Exhibit 99.1 hereto.

As previously announced, the Board of Director’s of the Company adopted a stock repurchase program on July 26, 2007 pursuant to which the Company may repurchase up to the lesser of (a) 1,600,000 shares of its Common Stock, or (b) an aggregate of $10,000,000 of Common Stock (the “Repurchase Program”). On September 29, 2008, the Company’s Board of Director’s authorized the Company’s Executive Committee to repurchase, in its discretion, up to an aggregate of $1,000,000 of Common Stock pursuant to the Repurchase Program. Then, on January 9, 2009, the Company’s Board of Director’s authorized the Company’s Executive Committee to repurchase, in its discretion, up to an additional aggregate of $1,000,000 of Common Stock pursuant to the Repurchase Program. Further, on April 30, 2010 the Company’s Board of Director’s authorized the Company’s Executive Committee to repurchase, in its discretion, up to an additional aggregate of $1,000,000 of Common Stock pursuant to the Repurchase Program (for a total amount of $3,000,000 of authorized purchases under the Repurchase Program).

During the second quarter ended June 30, 2010, the Company repurchased 505,519 shares of Common Stock for an aggregate purchase price of $858,877. Since the inception of the Repurchase Program and as of June 30, 2010, the Company has repurchased an aggregate of 1,313,925 shares of Common Stock for an aggregate purchase price of $2,805,869. As a result, as of July 1, 2010, up to 286,075 shares of Common Stock or shares of Common Stock with an aggregate purchase price of approximately $7,194,131 (whichever is less) remain available for repurchase under the Repurchase Program. Further, the Company’s Executive Committee has the authority to purchase shares of Common Stock with an aggregate purchase price of up to approximately $194,131 pursuant to the Board of Director’s September 2008, January 2009 and April 2010 authorizations under the Repurchase Program.

The following table provides additional information about the Company’s purchases under the Repurchase Program for the second quarter ended June 30, 2010.

Period	Total Number of Shares Purchased(1)	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs(1)	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased under the Plans or Programs

April 1 to June 30, 2010	505,519(2)	$1.699	505,519(2)	286,075 shares or $7,194,131

Total	505,519(2)	$1.699	505,519(2)	286,075 shares or $7,194,131

(1) Unless noted, the Company made all repurchases in the open market.

(2) Of these repurchases, the Company purchased 35,799 shares of Common Stock in the open market, 225,120 shares of Common Stock in a private transaction, and 244,600 shares of Common Stock in a block transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1 99.1	Asset Purchase Agreement Press Release dated July 19, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCG HOLDING CORP.

July 19, 2010	By:	Troy Lowrie

Name: Troy Lowrie
Title: CEO

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Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement
99.1	Press Release dated July 19, 2010